Exhibit 2.1

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

NATUS MEDICAL INCORPORATED

and

THE PERSONS LISTED ON THE SIGNATURE PAGES HERETO

AS SELLING SHAREHOLDERS

Dated as of October 12, 2010

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2010 (the “Agreement Date”) by and among Natus Medical Incorporated, a Delaware corporation (“Natus”), and each of the persons listed on the signature pages hereto as shareholders (the “Selling Shareholders”) of Medix I.C.S.A., a company incorporated and existing under the laws of the Republic of Argentina (the “Company”).

A. The Selling Shareholders are the registered owners of all of the issued and outstanding shares of the Company.

B. The Selling Shareholders desire to sell all of the shares of the Company to Natus, and Natus desires to purchase all of the shares of the Company from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement (sometimes hereinafter referred to as the “Share Purchase” or the “Transaction”).

C. Natus and each of the Selling Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the Transaction.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Natus to enter into this Agreement, each of those Selling Shareholders and certain employees of the Company listed on Exhibit A-1 (each, a “Key Employee,” and together, the “Key Employees”) is executing and delivering to the Company an employment agreement (including Natus’ standard form of confidentiality, non-competition and non-solicitation agreement, and invention assignment agreement) substantially in the form attached hereto as Exhibit A-2 (the “Employment Agreement”) to become effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Natus and each of the Selling Shareholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Argentine pesos” and “P$” means the lawful currency of the Republic of Argentina.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in Buenos Aires, Argentina.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of July 31, 2010 included in the Company Financial Statements.

“Company Financial Statements” means the audited financial statements of the Company for the fiscal years ended on October 31, 2008 and October 31, 2009, and the unaudited financial statements of the Company for the 9-month fiscal period ended July 31, 2010, including the Company Balance Sheet, and any notes to such financial statements.

“Company IT Systems” means all IT Systems used in or held for use in connection with the business of the Company.

“Control” (including the terms “controlled by” and “under “common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Drawback” means reimbursement applied to exports of industrial products made in Argentina, including, without limitation, drawback as per Argentine Federal Decree No. 1011/91, as amended.

“Environmental Laws” means any national, federal, state or local Argentine laws, statutes, ordinances, regulations, rules, codes, orders, other requirements of law and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) exposure or alleged exposure to Hazardous Substances; (iii) the manufacture, handling, transport, recycling, reclamation, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iv) pollution, natural resource damages or protection of the environment, health or safety.

“Fiscal Bonus” means fiscal benefit destined to Argentine manufacturers of industrial products, including, without limitation, fiscal bonus as per Argentine Federal Decree No. 379/2001 as amended by Argentine Federal Decree No. 2316/2008, as amended.

“GAAP” means generally accepted accounting principles in Argentina.

“Hazardous Substances” means (i) any toxic, poisonous or hazardous substance, material or waste; (ii) natural gas, synthetic gas, and any mixtures thereof; (iii) polychlorinated biphenyls, asbestos, mold and radon; and (iv) any other pollutant, contaminant, infectious or radioactive substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Law” means the Laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted on the Closing Date by existing, publicly available judicial and administrative decisions and regulations) which are applicable to the Company: (i) issued by the Administración Nacional de Medicamentos, Alimentos y Tecnología Médica (ANMAT) or any other Argentine Governmental Authority; (ii) issued by the United States Food and Drug Administration (“FDA”) set forh in the FDA Permits attached to the Disclosure Schedule; (iii) including (a) the licensure, certification or registration requirements of healthcare facilities, services, equipment or product; (b) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (c) any state law relating to fee-splitting or the corporate practice of medicine; (d) any state physician self-referral prohibition or state anti-kickback law; (e) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (f) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense.

“Intellectual Property” means, collectively, all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may exist under the laws of any jurisdiction to and under all: (i) patents, patent applications, statutory invention registrations, patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issued or acquired, and all inventions, whether or not patentable, (ii) trademarks, service marks, domain names, (including, but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefor) trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) rights associated with works of authorship (including audiovisual works) including mask works and copyrights, including copyrights in Software, and registrations and applications for registration thereof, (iv) rights relating to the protection of trade secrets, know-how, invention rights, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof, and (v) licenses involving the items listed in (i) to (iv) above.

“IT Systems” means computer systems, programs, networks, hardware, Software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions.

“knowledge of the Selling Shareholders”, means what the Selling Shareholders actually know or should have known in the understanding that the Selling Shareholders are, in addition to shareholders of the Company, members of the board of directors of the Company involved in the day-to-day business.

“Liens” means with respect to the Shares (as defined herein) and to any property or asset of the Company, all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind with respect to such property or asset, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, but excluding in all cases Permitted Encumbrances.

“MASA” means a company under the laws of the Republic of Argentina controlled by the Selling Shareholders to be denominated “Medix Argentina S.A.”, “Medix Latinoamericana S.A.”, “Medix America S.A.” or “Medix Americana S.A.” or with any similar or other denomination at the option of the Selling Shareholders.

“Material Adverse Effect” means, when used in connection with the Company, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to be or become materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Company or (ii) the ability of the Company to consummate the Transaction.

“Material Contract” means any written plan, contract or agreement required to be listed on Section 3.10(a) or Section 3.16(a) of the Disclosure Schedule pursuant to Section 3.10(a) or Section 3.16(a) hereof.

“owned Intellectual Property” means any Intellectual Property that is owned or purportedly owned by or exclusively licensed to the Company.

“Permitted Encumbrances” means (A) liens for current Taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, and (D) all matters of record, liens and other imperfections of title and encumbrances that, would not, individually or in the aggregate, have a Material Adverse Effect on the Company’s ability to occupy and utilize such property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, private company limited by shares or any similar legal entity, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, report, declaration, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Expenses” means any fees, costs, expenses, payments and expenditures of legal counsel, accountants, financial advisors or in general brokers or finders of the Company or the Selling Shareholders in connection with the Share Purchase and this Agreement and the transactions contemplated hereby.

“U.S. $” or “US$” means the lawful currency of the United States of America.

ARTICLE II

THE STOCK PURCHASE

SECTION 2.01 The Transaction; Purchase Price; Earnout Amounts.

(a) Subject to the terms and conditions of this Agreement, the Selling Shareholders will sell to Natus, and Natus will purchase from the Selling Shareholders, an aggregate of 1,118,273 shares of the Company, par value P$ 1 per share, representing all issued and outstanding shares of the Company together with all financial and voting rights vested therein, including, without limitation, rights to stock dividends, dividends in kind or cash dividends (excluding the Dividends and Director Fees indicated in Section 6.07), that have not been distributed as of the Closing Date (as defined hereinafter), as well as all rights and causes of action derived from the capitalization of reserves, revaluations, capital adjustments and contributions of all kinds that remain pending and all credit rights (excluding the credit rights indicated in Section 6.08) vested in the Selling Shareholders vis-a-vis the Company (the “Shares”). The breakdown of the Selling Shareholders respective shareholding in the Company is indicated in Schedule I – Part A.

(b) The purchase price for the Shares and any other obligations specifically referred to in this Agreement (the “Purchase Price”), shall be payable to the Selling Shareholders as follows:

(i) U.S. $ 12,100,000, on the Closing Date;

(ii) U.S. $ 1,900,000 on the Closing Date in Escrow as per Section 2.04 of this Agreement;

(iii) (A) U.S. $ 2,000,000 (the “First Earnout Amount”) on December 20, 2011 (the “First Earnout Payment Date”) contingent and subject to Section 2.01(c) of this Agreement; and

(B) U.S. $1,000,000 (the “Supplemental Earnout Amount”), on the First Earnout Payment Date, contingent and subject to Section 2.01 (c) of this Agreement; and

(iv) U.S. $ 2,000,000 (the “Second Earnout Amount”) and together with the First Earnout Amount and the Supplemental Earnout Amount, the “Earnout Amounts”) on December 20, 2012 (the “Second Earnout Payment Date”) contingent and subject to Section 2.01(c) of this Agreement.

Any payment under this Agreement shall be made to the Selling Shareholders according to their pro-rata share of the Purchase Price which is indicated in Schedule I – Part B to this Agreement (referred to as each Selling Shareholder’s “pro rata share”) and by wire transfer of immediately available same day funds to the bank accounts with banks indicated in Schedule I – Part C. Any portion of the Purchase Price due to the Selling Shareholders under this Agreement which is not paid when due as set forth in Section 2.01(b), shall bear default interest (“Default Interest”) at a monthly rate of 1%.

(c) Natus shall pay to the Selling Shareholders the Earnout Amounts as determined by and contingent upon future Forecasted Sales (as defined below) or Company Gross Revenue (as defined below) for the Earnout Periods described below and on the following terms.

(i) Earnout Periods. The first earnout period shall begin on November 1, 2010 and shall end on October 31, 2011 (the “First Earnout Period”); and the second earnout period shall begin on November 1, 2011 and shall end on October 31, 2012 (the “Second Earnout Period,” and together with the First Earnout Period, hereinafter referred to individually as an “Earnout Period” and collectively as the “Earnout Periods”).

(ii) Thresholds for Forecasted Sales. The threshold amount for payment of the Earnout Amounts (except for the Supplemental Earnout Amount) based on Forecasted Sales shall be U.S. $9,150,000 for the First Earnout Period and U.S. $ 11,895,000 for the Second Earnout Period (referred to herein, respectively, as “First Forecasted Sales Threshold” and “Second Forecasted Sales Threshold”, and together, the “Forecasted Sales Thresholds”). Forecasted Sales shall not be taken into account for payment of the Supplemental Earnount Amount.

(iii) Thresholds for Company Gross Revenue. The threshold amount for payment of the Earnout Amounts (except for the Supplemental Earnout Amount) based on Company Gross Revenue shall be U.S. $37,772,000 for the First Earnout Period (the “First Company Gross Revenue Threshold”) and U.S. $38,976,000 for the Second Earnout Period (the “Second Company Gross Revenue Threshold”, and together with the First Company Gross Revenue Threshold, the “Company Gross Revenue Thresholds”). The threshold amount for payment of the Supplemental Earnout Amount based on Company Gross Revenue shall be U.S. $30,000,000 for the First Earnout Period (the “Supplemental Earnout Threshold”).

(iv) (A) Earnout Amount for the First Earnout Period. Natus shall pay the First Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share if (i) the amount of Forecasted Sales for the First Earnout Period is equal to or greater than the First Forecasted Sales Threshold or (ii) the amount of Company Gross Revenue for the First Earnout Period is equal to or greater than the First Company Gross Revenue Threshold. Such payment shall be made on the First Earnout Payment Date, unless Natus delivers on or before the First Earnout Payment Date an Earnout Certificate (as defined in clause (vi) of this Section 2.01(c)) to the Shareholders’ Agent containing amounts of Forecasted Sales and Company Gross Revenue that do not equal or exceed the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the First Earnout Period, in which case payment shall be made within three Business Days of the parties’ resolution of any objection of the Shareholders’ Agent to the amounts of Forecasted Sales and/or Company Gross Revenue as set forth in the Earnout Certificate pursuant to the procedures set forth in Section 2.01(c)(vi) and (xii) below if such resolution concludes that Forecasted Sales and/or Company Gross Revenue equals or exceeds the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the First Earnout Period. For the avoidance of any doubt, if for whatever reason Natus fails to deliver the Earnout Certificate for the First Earnout Period on or before December 20, 2011, the Shareholders’ Agent shall deliver to Natus in writing a default notice, providing Natus an additional 15-day term to deliver the Earnout Certificate. If such additional 15-day term expires without Natus delivering the Earnout Certificate, Natus shall forthwith pay the First Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share irrespective of the achievement or not of the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the First Earnout Period. Any portion of the First Earnout Amount due to the Selling Shareholders under this Agreement which is not paid when due shall bear the Default Interest.

(B) Payment of the Supplemental Earnout Amount. Natus shall pay the Supplemental Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share if the amount of Company Gross Revenue for the First Earnout Period is equal to or greater than the Supplemental Earnout Threshold. Such payment shall be made on the First Earnout Payment Date, unless Natus delivers on or before the First Earnout Payment Date an Earnout Certificate to the Shareholders’ Agent containing amounts of Company Gross Revenues that do not equal or exceed the Supplemental Earnout Threshold, in which case payment shall be made within three Business Days of the parties’ resolution of any objection of the Shareholders’ Agent to the amounts of Company Gross Revenue as set forth in the Earnout Certificate pursuant to the procedures set forth in Section 2.01(c)(vi) and (xii) if such resolution concludes that the Company Gross Revenue equals or exceeds the Supplemental Earnout Threshold. For the avoidance of any doubt, if for whatever reason Natus fails to deliver the Earnout Certificate for the First Earnout Period on or before December 20, 2011, the Shareholders’ Agent shall deliver to Natus in writing a default notice, providing Natus an additional 15-day term to deliver the Earnout Certificate. If such additional 15-day term expires without Natus delivering the Earnout Certificate, Natus shall forthwith pay the Supplemental Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share irrespective of the achievement or not of the Supplemental Earnout Threshold. Any portion of the Supplemental Earnout Amount due to the Selling Shareholders under this Agreement which is not paid when due shall bear the Default Interest.

(v) Earnout Amount for the Second Earnout Period. Natus shall pay the Second Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share if (i) the amount of Forecasted Sales for the Second Earnout Period is equal to or greater than the Second Forecasted Sales Threshold or (ii) the amount of Company Gross Revenue for the Second Earnout Period is equal to or greater than the Second Company Gross Revenue Threshold. Such payment shall be made on the Second Earnout Payment Date, unless Natus delivers on or before the Second Earnout Payment Date an Earnout Certificate (as defined in clause (vi) of this Section 2.01(c)) to the Shareholders’ Agent containing an amount of either Forecasted Sales or Company Gross Revenue that does not equal or exceeds the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the Second Earnout Period, in which case payment shall be made within three Business Days of the parties’ resolution of any objection of the Shareholders’ Agent to the amounts of Forecasted Sales or Company Gross Revenue as set forth in the Earnout Certificate pursuant to the procedures set forth in Section

2.01(c)(vi) and (xii) below if such resolution concludes that either Forecasted Sales or Company Gross Revenue equals or exceeds the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the Second Earnout Period. For the avoidance of any doubt, if for whatever reason Natus fails to deliver the Earnout Certificate for the Second Earnout Period on or before December 20, 2012, the Shareholders’ Agent shall deliver to Natus in writing a default notice, providing Natus an additional 15-day term to deliver the Earnout Certificate. If such additional 15-day term expires without Natus delivering the Earnout Certificate, Natus shall forthwith pay the Second Earnout Amount to the Selling Shareholders in accordance with their respective pro rata share irrespective of the achievement or not of the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c), as applicable, for the Second Earnout Period. Any portion of the Second Earnout Amount due to the Selling Shareholders under this Agreement which is not paid when due shall bear the Default Interest.

(vi) Payments; Review of Books and Records. For any payments due to the Selling Shareholders pursuant to clauses (iv) and (v) above, Natus shall pay each Selling Shareholder its pro rata share of the applicable Earnout Amount, if any, as indicated in Schedule I – Part B, by wire transfer of immediately available same day funds to the bank accounts with U.S. banks as indicated in Schedule I – Part C. On or before the First Earnout Payment Date, with respect to the First Earnout Period, or on or before the Second Earnout Payment Date, with respect to the Second Earnout Period, Natus shall deliver, or shall cause the Company to deliver, to the Shareholders’ Agent on behalf of the Selling Shareholders a certificate of the Chief Financial Officer, Treasurer or Controller of Natus or a duly authorized officer of the Company certifying in reasonable detail the amount of Forecasted Sales and Company Gross Revenue for the applicable Earnout Period and, if applicable, any adjustments to the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) as per clause (xi) of this Section 2.01(c) (the “Earnout Certificate”). The Earnout Certificate shall contain a description of the Forecasted Sales for each client of the Company detailing the amount and date of each sale. If the Earnout Certificate indicates that no Earnout Amount is payable for the applicable Earnout Period, then the Shareholders’ Agent shall have the right to review the relevant books and records of the Company to verify or challenge the Forecasted Sales and Company Gross Revenue set forth in the applicable Earnout Certificate for the applicable Earnout Period and, if applicable, any adjustments to the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) as per clause (xi) of this Section 2.01(c), provided that the Shareholders’ Agent shall provide written notice to Natus of its intent to exercise such right within 30 days of the receipt of the Earnout Certificate for such applicable Earnout Period. If the Shareholders’ Agent provides such notice, Natus shall, and shall cause the Company to, grant the Shareholders’ Agent (together with a reasonable number of its appointed advisors) access to the Company’s books and records of the Company during normal business hours and with 3-day advance notice as requested by the Shareholders’ Agent for the purpose of such review, and such review shall be completed within 60 days from the date of the Shareholders’ Agent’s notice of the intent to conduct such review. If following such review the Shareholders’ Agent disagrees with Natus on behalf of the Selling Shareholders as to the amount of either Forecasted Sales or Company Gross Revenue for the applicable Earnout Period and, if applicable, any adjustments to the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) as per clause (xi) of this Section 2.01(c), the Shareholders’ Agent shall provide written notice in reasonable detail to Natus of its objections to the calculations of such amounts, which must be delivered not later than 65 days from the date of the Shareholders’ Agent’s notice to Natus of the intent to conduct the review of Forecasted Sales or Company Gross Revenue for the applicable Earnout Period and, if applicable, any adjustments to the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) as per clause (xi) of this Section 2.01(c) (the “Earnout Objection Deadline Date”), then such disagreement or dispute shall be determined in accordance with Section 2.01(c)(xii) of this Agreement. The parties intend, for tax purposes, that the payments set forth in clauses (iv) and (v) above qualify for installment sale treatment under applicable Tax Law. Such payments shall be treated as imputed interest to the extent required by applicable Tax Law. If upon resolution of objections of the Shareholders’ Agent in accordance with Section 2.01(c)(xii), Natus and Shareholders’ Agent agree, or the Earnout Expert Accountant determines, that the amount of Forecasted Sales or Company Gross Revenue for the applicable Earnout Period equals or exceeds the applicable Forecasted Sales Threshold or Company Gross Revenue Threshold or Supplemental Earnout Threshold (taking into consideration, if applicable, any adjustments to the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) as per clause (xi) of this Section 2.01(c)), then within three (3) Business Days of such agreement or determination Natus shall pay each Selling Shareholder its pro rata share of the applicable Earnout Amount, as indicated in Schedule I – Part B, by wire transfer of immediately available same day funds to the bank accounts with U.S. banks as indicated in Schedule I – Part C. Any portion of the applicable Earnout Amount due to the Selling Shareholders under this Agreement which is not paid when due shall bear the Default Interest.

(vii) No Carry-over. Subject to Section 2.01(c)(xi), if no Earnout Amount is paid for the First Earnout Period because the amount of Forecasted Sales for such Earnout Period did not equal or exceeded the First Forecasted Sales Threshold and the amount of Company Gross Revenue for such Earnout Period did not equal or exceeded the First Company Gross Revenue Threshold (taking into consideration, if applicable, any adjustments to such thresholds as per clause (xi) of this Section 2.01(c)), then the Selling Shareholders shall have no right to carry-over and apply any amount of Forecasted Sales or Company Gross Revenue from the First Earnout Period to the Second Earnout Period in order to earn payment of the Second Earnout Amount.

(viii) Forecasted Sales. For purposes of this Agreement, “Forecasted Sales” for any Earnout Period shall be the aggregate amount of sales (including, without limitation, Drawback and Fiscal Bonus applicable (including retroactively) to the relevant Earnout Period), as determined in accordance with GAAP as consistently applied by the Company in its audited annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009, from sales of the Earnout Products and Services by the Company for the Venezuelan market in the applicable Earnout Period. For purposes of calculating Forecasted Sales to be expressed in US$ in determining whether the Forecasted Sales Thresholds for the applicable Earnout Period have been met, any amount of sales which is not already recorded in US$ by the Company shall be converted and translated from the corresponding currency into US$ as follows: (A) using the average of the closing spot exchange rates published by Banco de la Nación Argentina for the corresponding currency into US$ for each Business Day of each particular month, calculate the average exchange rate of the corresponding currency into US$ in effect for such particular month, and (B) convert monthly revenue in the corresponding currency into US$ using the average monthly exchange rate in effect for that month (hereinafter referred to as the “Exchange Rate Convention”). For the sake of clarity, the parties acknowledge that sales of Earnout Products and Services by the Company do not include any royalties received by the Company from MASA under the MASA Distribution Agreement (as defined in Section 2.03).

(ix) Company Gross Revenue. For purposes of this Agreement, “Company Gross Revenue” for any Earnout Period shall be the aggregate amount of gross revenue (including, without limitation, Drawback and Fiscal Bonus applicable (including retroactively) to the relevant Earnout Period), as determined in accordance with GAAP as consistently applied by the Company in its audited annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009, from sales of the Earnout Products and Services by the Company in the applicable Earnout Period, including, without limitation, sales to the Argentine market and any and all foreign markets. For purposes of calculating Company Gross Revenue to be expressed in US$ in determining whether the Company

Gross Revenue Thresholds for the applicable Earnout Period have been met, the amount of sales which is not already recorded in US$ by the Company shall be converted and translated into US$ in accordance with the Exchange Rate Convention. For the sake of clarity, the parties acknowledge that sales of Earnout Products and Services by the Company do not include any royalties received by the Company from MASA under the MASA Distribution Agreement (as defined in Section 2.03).

(x) Earnout Products and Services. For purposes of this Agreement, “Earnout Product and Services” shall mean any of the products and services at any time produced, manufactured, marketed, licensed, sold, distributed or otherwise commercialized by the Company (including, for the sake of clarification, from and after the Closing Date) (“Products and Services”).

(xi) Management of Business. Natus and each of the Selling Shareholders acknowledges and agrees that Natus shall have sole and absolute discretion in the ordinary course of its business and consistent with its past practice over all matters relating to any Earnout Product and Services from and after the Closing Date, including, but not limited to, any matter relating to the development, testing, regulatory submission or regulatory approval, if applicable, manufacturing, marketing, sales, distribution, pricing, service or maintenance thereof, and that Natus has no duty to take any action with regard to the sales of Earnout Product and Services from and after the Closing Date; provided, however, that Natus acknowledges and agrees that (x) it shall not take any action or omit to take an action with the primary purpose of seeking to avoid the payment of any Earnout Amount and (y) the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) shall be proportionally reduced to neutralize the negative impact, if any such actions of Natus affects the payment of any Earnout Amount.

(xii) Disagreements over Calculation of Earnout Amount. If the Shareholders’ Agent on behalf of the Selling Shareholders has provided notice to Natus on or before the Earnout Objection Deadline Date of its disagreement with the calculation of the amount of Forecasted Sales or Company Gross Revenue for an Earnout Period as set forth in the relevant Earnout Certificate, such disagreement shall be resolved as follows:

(A) Natus and the Shareholders’ Agent shall first use reasonable efforts to resolve the Shareholders Agent’s objections to Natus’ calculations of the Forecasted Sales or Company Gross Revenue for the relevant period.

(B) If Natus and the Shareholders’ Agent do not reach a resolution of all objections set forth on the Shareholders’ Agent’s statement of objections within 30 days after the delivery of such statement of objections as provided in clause (vi) of this Section 2.01(c), the Shareholders’ Agent shall, within 30 days following the expiration of such 30-day period, submit the dispute to an Earnout Expert Accountant (as defined below) to resolve any remaining objections set forth on the Shareholders’ Agent’s statement of objections (the “Earnout Unresolved Objections”), and always in accordance with GAAP, as consistently applied by the Company in its audited annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009. “Earnout Expert Accountant” shall mean an Argentine accounting firm designated by the Shareholders’ Agent among: Ernst & Young, PriceWaterhouse Coopers, or KPMG, or if for any reason they are not able to act, the Earnout Expert Accountant shall be an Argentine accounting firm agreed between the parties, in the understanding that any such accountant (and its affiliates) (other than Deloitte & Touche and the three expressly named in this paragraph) so selected has not performed services for Natus, the Company, the Shareholders’ Agent or any of the Selling Shareholders in the previous five years.

(C) Each of Natus and the Shareholders’ Agent shall submit to the Earnout Expert Accountant, within 15 days after the date of the engagement of the Earnout Expert

Accountant (as evidenced by the date of the engagement agreement), a copy of the Earnout Certificate for the applicable Earnout Period, a copy of the statement of objections delivered by the Shareholders’ Agent to Natus, and a statement setting forth the resolution of any objections agreed to by Natus and the Shareholders’ Agent. Each of Natus and the Shareholders’ Agent shall submit to the Earnout Expert Accountant (with a copy delivered to the other party on the same day), within 45 days after the date of the engagement of the Earnout Expert Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Earnout Unresolved Objections. Each of Natus and the Shareholders’ Agent may (but shall not be required to) submit to the Earnout Expert Accountant (with a copy delivered to the other party on the same day), within 60 days after the date of the engagement of the Earnout Expert Accountant, a memorandum responding to the initial memorandum submitted to the Earnout Expert Accountant by the other party. Unless expressly requested in writing by the Earnout Expert Accountant in a request made known to both Natus and the Shareholders’ Agent, neither party may present any additional information or arguments to the Earnout Expert Accountant, either orally or in writing.

(D) Within 90 days after the date of its engagement hereunder, the Earnout Expert Accountant shall issue an opinion which shall include a determination of the Forecasted Sales and Company Gross Revenue for the applicable Earnout Period, giving effect to any resolutions to objections agreed upon by Natus and the Shareholders’ Agent and to the Earnout Expert Accountant’s opinion on the Earnout Unresolved Objections. Such determination of Forecasted Sales or Company Gross Revenue for such Earnout Period shall be deemed to be final.

(E) The opinion by the Earnout Expert Accountant of the Earnout Unresolved Objections shall be conclusive and binding upon Natus and the Shareholders’ Agent. Natus and the Shareholders’ Agent agree that the procedure set forth in this Section 2.01(c)(xii) for resolving disputes with respect to the payout of any Earnout Amounts for the relevant Earnout Period shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from (i) instituting litigation to enforce the opinion of the Earnout Expert Accountant or (ii) submitting the matter to arbitration as per Article IX of this Agreement in case the Earnout Expert Accountant rejects to consider whether the thresholds set forth in clauses (ii) or (iii) of this Section 2.01(c) have been reduced as per Section 2.01(c)(xi).

(F) The fees and expenses of the Earnout Expert Accountant shall be borne by the non prevailing party (and to the extent that the Selling Shareholders are the non prevailing party, Natus and the Shareholders’ Agent at Natus request may cause the Escrow Agent to deduct such fees and expenses of the Earnout Expert Accountant from the Escrow Cash and to pay such amount to Natus). For such purpose, the written decision of the Earnout Expert Accountant shall set forth which was the prevailing party.

SECTION 2.02 Purchase Price Adjustment. (a) The Purchase Price shall be subject to adjustment on the following terms and conditions:

Within 90 days after the Closing Date, Natus shall prepare and deliver to the Shareholders’ Agent the Draft Closing Balance Sheet, which shall set forth the proposed Final Net Working Capital amount.

(ii) The Shareholders’ Agent shall deliver to Natus, within sixty (60) days after the date of delivery by Natus to the Shareholders’ Agent of the Draft Closing Balance Sheet (the “Objection Deadline Date”), either a notice indicating that the Shareholders’ Agent accepts the Draft Closing Balance Sheet or a statement describing in reasonable detail its objections (if any) to the Draft Closing Balance Sheet. For the purpuses of allowing the Shareholders’ Agent to prepare such detailed statement, Natus shall grant, and shall cause the Company to grant, at the Shareholders’ Agent reasonably request, access to the Company’s accounting books and records by the Shareholders’ Agent (together with a reasonable number of appointed advisors). If the Shareholders’ Agent delivers to Natus a notice accepting the Draft Closing Balance Sheet, or the Shareholders’ Agent does not deliver a written objection to the Draft Closing Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business (6 p.m. Buenos Aires time) on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. If the Shareholders’ Agent timely objects to the Draft Closing Balance Sheet, such objections shall be resolved as follows:

(A) Natus and the Shareholders’ Agent shall first use reasonable efforts to resolve such objections.

(B) If Natus and the Shareholders’ Agent do not reach a resolution of all objections set forth on the Shareholders’ Agent’s statement of objections within 30 days after delivery of such statement of objections, the Shareholders’ Agent shall, within 30 days following the expiration of such 30-day period, submit the dispute to an Arbitrating Accountant (as defined below) to resolve any remaining objections set forth on the Shareholders’ Agent’s statement of objections (the “Unresolved Objections”), and always in accordance with GAAP, as consistently applied by the Company in its audited annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009. “Arbitrating Accountant” shall mean an Argentine accounting firm designated by Natus among Ernst & Young, PriceWaterhouse Coopers, or KPMG, or if for any reason they are not able to act, the Arbitrating Accountant shall be an Argentine accounting firm agreed between the parties, with the understanding that any such accountant (and its affiliates) (other than Deloitte & Touche the three expressly named in this paragraph) so selected has not performed services for Natus, the Company, the Shareholders’ Agent or any of the Selling Shareholders in the previous five years.

(C) Each of Natus and the Shareholders’ Agent shall submit to the Arbitrating Accountant, within 10 days after the date of the engagement of the Arbitrating Accountant (as evidenced by the date of the engagement agreement), a copy of the Preliminary Balance Sheet and the Draft Closing Balance Sheet, a copy of the statement of objections delivered by the Shareholders’ Agent to Natus, and a statement setting forth the resolution of any objections agreed to by Natus and the Shareholders’ Agent. Each of Natus and the Shareholders’ Agent shall submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 45 days after the date of the engagement of the Arbitrating Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Natus and the Shareholders’ Agent may (but shall not be required to) submit to the Arbitrating Accountant (with a copy delivered to the other party on the same day), within 15 days after the date of filing of the initial memorandum of the other party, a memorandum responding to the initial memorandum submitted to the Arbitrating Accountant by the other party. Unless expressly requested in writing by the Arbitrating Accountant in a request made known to both Natus and the Shareholders’ Agent, neither party may present any additional information or arguments to the Arbitrating Accountant, either orally or in writing.

(D) Within 90 days after the date of its engagement hereunder, the Arbitrating Accountant shall issue an opinion which shall include a balance sheet,

comprised of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by Natus and the Shareholders’ Agent and pursuant to the Arbitrating Accountant’s opinion on the Unresolved Objections. Such balance sheet shall be deemed to be the Final Closing Balance Sheet.

(E) The opinion by the Arbitrating Accountant of the Unresolved Objections shall be conclusive and binding upon Natus and the Shareholders’ Agent. Natus and the Shareholders’ Agent agree that the procedure set forth in this Section 2.02 for resolving disputes with respect to the Draft Closing Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce the opinion of the Arbitrating Accountant.

(F) The fees and expenses of the Arbitrating Accountant shall be borne by Natus or the Shareholders’ Agent depending on which party’s calculation of Final Net Working Capital as reflected in the Unresolved Objections is furthest away from the amount of Final Net Working Capital ultimately determined by the Arbitrating Accountant to be final pursuant to the provisions of this Section 2.02(a)(ii); provided, however, that if the amount calculated by a party which is furthest away from such final amount as determined by the Arbitrating Accountant is equal to or less than five percent (5%) of the final amount determined by the Arbitrating Accountant, then Natus and the Shareholders’ Agent shall split such fees and expenses equally (and to the extent that the Shareholders’ Agent’s calculation of such amount is furthest away from such amount, or for its one-half share of such fees and expenses, as applicable, Natus and the Shareholders’ Agent may cause the Escrow Agent to deduct such fees and expenses of the Arbitrating Accountant from the Escrow Cash and to pay such amount to Natus). For such purpose, the Arbitraiting Accountant shall determine which party will be responsible for paying the fees in accordance with this paragraph. If Natus recovers cash from Escrow Cash as provided in this paragraph, the Selling Shareholders shall replenish the Escrow Cash being held by the Escrow Agent with cash in US$ equal to the amount of the fees and expenses, in the same way indicated hereinbelow.

(iii) (A) If Final Net Working Capital as shown on the Final Closing Balance Sheet is lower than US$ 4,969,400, and that deficiency exceeds the Deductible Amount (as defined in clause (B) of this Section 2.02(a)(iii)), then Natus may recover from Escrow Cash, within three Business Days after the date on which the Final Closing Balance Sheet is finally determined pursuant to this Section 2.02, an amount equal to the amoun in which such deficiency exceeds the Deductible Amount (such excess, the “Deficiency Amount”). If the Deficiency Amount is greater than the amount of Escrow Cash then held by the Escrow Agent, the Selling Shareholders shall pay to Natus, within seven Business Days after the amount of Final Net Working Capital shall have been determined, such excess amount by wire transfer in immediately available same day funds to an account designated by Natus in writing to the Shareholders’ Agent. If Natus recovers cash from Escrow Cash as provided in this paragraph, the Selling Shareholders shall replenish the Escrow Cash being held by the Escrow Agent with cash in US$ equal to the amount of the Deficiency Amount that has been withdrawn from the Escrow Cash by Natus, and shall pay to the Escrow Agent, within seven Business Days after the amount of Final Net Working Capital shall have been determined, such amount necessary to replenish the Escrow Cash by wire transfer in immediately available same day funds. No adjustment shall be made if the Final Net Working Capital as shown on the Final Closing Balance Sheet is higher than US$ 4,969,400,

(B) Notwithstanding anything to the contrary set forth in this Agreement or in this Section 2.02, no adjustment shall be made under clause (A) of this Section 2.02(a)(iii) if the Deficiency Amount reflected in such final determination of Final Net Working Capital as determined pursuant to this Section 2.02 is equal to or lower than U.S. $500,000 (such amount, the “Deductible Amount”).

(b) For purposes of this Agreement:

(i) “Draft Closing Balance Sheet” means a balance sheet prepared by Natus pursuant to Section 2.02(a)(i) as at the Closing Date reflecting only the assets and liabilities of the Company immediately prior to the Closing (but including and after giving pro forma effect to all legal fees and financial advisors fees incurred, or to be incurred, by the Company for legal and financial advisor of Selling Shareholders in connection with the closing of the transactions contemplated by this Agreement), prepared in accordance with GAAP consistently applied with the past practices of the Company as reflected in its annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009.

(ii) “Final Closing Balance Sheet” means the balance sheet as at the Closing Date determined pursuant to the procedures of this Section 2.02 reflecting only the assets and liabilities of the Company immediately prior to the Closing (but including and after giving pro forma effect to all legal fees and financial advisors fees incurred, or to be incurred, by the Company for legal and financial advisor of Selling Shareholders in connection with the closing of the transactions contemplated by this Agreement), prepared in accordance with GAAP consistently applied with the past practices of the Company as reflected in its annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009.

(iii) “Final Net Working Capital” means Net Working Capital as shown on the Final Closing Balance Sheet.

(iv) “Net Working Capital” means the Company’s total current assets as of the Closing Date (as defined by and determined in accordance with GAAP consistently applied with the past practices of the Company as reflected in its annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009) less the Company’s total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP consistently applied with the past practices of the Company as reflected in its annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009). For purposes of calculating Net Working Capital, the Company’s current assets shall include without limitation all VAT fiscal credits (IVA crédito fiscal). For purposes of calculating Net Working Capital, the Company’s current liabilities (1) shall include all indebtedness of the Company for borrowed money, whether or not classified as a current liability on the Company’s balance sheet, (2) shall include all liabilities for Taxes as of the Closing Date, whether or not classified as a current liability on the Company’s balance sheet (including the employer portion of employee social taxes, such as social security with respect to payments made or to be made in connection with options, if any), and (3) shall include all Transaction Expenses which remain unpaid as of the Closing Date.

SECTION 2.03 Closing.

The closing (“Closing”) of the Transaction shall take place on October 12, 2010 at 10:00 a.m. at the offices of Estudio Beccar Varela, Edificio Republica, Tucuman 1, Piso 3º (C1049AAA), Buenos Aires, Argentina or at such other time and place as the parties shall mutually agree in writing (the date on which the Closing occurs being defined herein as the “Closing Date”).

At the Closing,

(I) the Selling Shareholders shall deliver to Natus: (i) The certificates representing the Shares as per the detail attached hereto as Schedule I – Part A; (ii) Transfer letters addressed to the Board of Directors of the Company, duly signed by each of the Selling Shareholders (and their respective spouses consent, to the extent required by Section 1277 of the Argentine Civil Code); and (iii) the Company’s corporate and accounting books.

(II) Natus shall deliver to each of the Selling Shareholders, such Selling Shareholder’s pro rata share, as reflected in Schedule I – Part B to this Agreement, of the portion of the Purchase Price specified in Section 2.01(b)(i), by wire transfer of immediately available same day funds to the bank accounts for each such Selling Shareholders as indicated in Schedule I – Part C to this Agreement, and shall deliver to the Escrow Agent, the Escrow Cash as per Section 2.04.

(III) Natus shall receive from Allende & Brea, legal counsel to the Selling Shareholders, an opinion opining in the form of Exhibit 2.03(III) hereto;

(IV) The Selling Shareholders shall execute and deliver to Natus a release in form and substance reasonably satisfactory to Natus that acknowledges that no Selling Shareholder has any claim of any nature against the Company and that the Company has no liability to such Selling Shareholder except as otherwise expressly provided in this Agreement and in the Employment Agreements.

(V) Each of the Key Employees shall enter into an Employment Agreement with Natus in the form attached as Exhibit 2.03(V) hereto.

(VI) The Company and the Selling Shareholders shall initialize the distribution agreement and the additional agreement to be entered into by the parties thereto (both, the “MASA Distribution Agreement”) in the forms attached as Exhibit 2.03(VI) hereto.

(VIII) The Selling Shareholders shall deliver to Natus the public, pacific and uncontroverted property and possession (posesión and/or tenencia, as the case may be) of the assets of the Company.

SECTION 2.04 Escrow.

On or before the Closing, Natus, the Shareholders’ Agent and Banco Santander Río S.A. who shall be appointed as the escrow agent for the Transaction (“Escrow Agent”), shall enter into an Escrow Agreement substantially in the form of Exhibit 2.04 hereto (the “Escrow Agreement”), which will subject to Argentine law and the jurisdiction as per Section 9.06 and which will provide the terms and conditions for the release of the Escrow Cash to the Selling Shareholders on the one-year anniversary of the Closing Date subject to the terms of this Agreement and the Escrow Agreement. On the day of the Closing, Natus shall deposit by wire transfer of immediately available same day funds U.S. $1,900,000 (and together with any interest earned thereon, the “Escrow Cash”) with the Escrow Agent and the Escrow Agent shall deliver to the Selling Shareholders and Natus written evidence to the effect of attesting the holding by the Escrow Agent of the Escrow Cash. Any interest paid on the Escrow Cash shall at the one year anniversary entirely belong to the Selling Shareholders and shall be treated for tax purposes as owned by the Selling Shareholders. A portion of the Escrow Cash shall be treated as imputed interest to the extent required by applicable Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

As an inducement to Natus to enter into this Agreement, and subject to the disclosures set forth in the disclosure schedule prepared by the Selling Shareholders and delivered by the Selling Shareholders to Natus simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), each of the Selling Shareholders severally hereby represents and warrants to Natus, as of the date hereof, that:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a company duly organized, validly existing and in good standing under the laws of Argentina and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, would not prevent or materially delay consummation of the Transaction or would or could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company does not have any subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Organizational Documents / Books and Records.

(a) The Company has made available to Natus a complete, updated (as amended) and correct copy of the Articles of Association of the Company. Such Articles of Association are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Association.

(b) The accountings records, minute books, stock record books and other records of the Company are true and complete in all material respects and have been maintained in accordance with sound business practices.

SECTION 3.03 Capitalization.

The authorized share capital of the Company consists solely of the Shares.The Shares are the only issued and outstanding shares of share capital of the Company and all of the Shares are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of share capital of, or other equity interests in, the Company, except for the non capitalized profits indicated as a reserve in the Company financial statements as decided by the Shareholders´ Meeting dated February 2, 2000 which are included in this transaction by the Selling Shareholders for the Purchase Price. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or to capitalize any amounts, irrevocable capital contributions or results, profits or earnings, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. The Shares have been issued in compliance with all applicable securities laws and other applicable Laws. Such Selling Shareholder is and on the Closing Date such Selling Shareholder will be the record and beneficial owner of the Shares, free and clear of any charge, claim, community property interest, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting or transfer (any of the foregoing being an “Encumbrance”), and upon consummation of the Transaction in accordance with the terms hereof Natus will acquire title to the Shares free of any Encumbrance (other than any Encumbrance that may have been independently created by Natus).

SECTION 3.04 Authority Relative to This Agreement.

No corporate proceedings on the part of the Company are necessary for the Selling Shareholders’ execution of this Agreement or consummation of the Transaction. This Agreement has been duly and validly executed and delivered by the Selling Shareholders and, assuming the due authorization, execution and delivery by Natus, constitutes the legal, valid and binding obligation of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with its terms.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Selling Shareholders do not, and the performance of this Agreement by the Selling Shareholders will not conflict with or violate in any material respect the Articles of Association, and, it will neither (i) conflict with or violate in any material respect any national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Selling Shareholder or the Company or by which any property or asset of any Selling Shareholder or the Company is bound or affected, or (ii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Selling Shareholder or the Company is a party or by which any Selling Shareholder or the Company or any material property or asset of any Selling Shareholder or the Company is bound or affected.

(b) The execution and delivery of this Agreement by the Selling Shareholders does not, and the performance of this Agreement by the Selling Shareholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any competent national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any competent court, tribunal, or judicial or arbitral body (a “Governmental Authority”). For the purposes of Article 8 of Law 25,156, the Selling Shareholders hereby declare that the Company’s turnover for its fiscal year ended on October 31, 2009 was P$ 164,884,157.

SECTION 3.06 Permits; Compliance.

(a) Section 3.06 of the Disclosure Schedule contains a complete list of all licenses, permits, certificates and approvals of any Governmental Authority (except for licenses, permits, certificates and approvals under Environmental Laws which are addressed in Section 3.15 hereof) which are in possession of the Company and which are necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Selling Shareholders, threatened. The Company is not, in any material respect, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, including, without limitation, with respect to design, labeling, testing and inspection of the Company’s products, or

(b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound.

(b) The Company has not received, at any time since January 1, 2006, any written notice from any Governmental Authority or any other person (and does not have reason to believe any such notice could be received in the future) regarding (A) any actual violation of or failure to comply with any term or requirement of any Permit, or (B) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, and (ii) all applications required to have been filed for the renewal of any Permit have been filed with the appropriate Governmental Authority, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Authority.

SECTION 3.07 Financial Statements.

(a) Section 3.07 of the Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (a) are in all material respects derived from and in accordance with the books and records of the Company; (b) fairly present in all material respects the financial condition of the Company and the results of operations and cash flows of the Company at the dates therein indicated and for the periods therein specified (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments); and (c) have been prepared in all material respects in accordance with GAAP applied by the Company on a basis consistent with prior periods (except that the interim period financial statements do not have notes thereto).

(b) All accounts receivable of the Company reflected on the Company Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are reflected in accordance with GAAP as consistently applied by the Company in its audited annual financial statements for the fiscal years ended on October 31, 2008 and October 31, 2009 and are not subject to valid defenses, setoffs or counterclaims except for defenses, setoffs or counterclaims in the ordinary course of the business of the Company and consistent with past practice.

(c) Section 3.07 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

SECTION 3.08 Absence of Certain Changes or Events.

Since July 31, 2010, except as as expressly contemplated by this Agreement or any ancillary documents hereto, (a) the Company has in all material respects conducted its businesses in the ordinary course and in a manner substantially consistent with past practice, and (b) there has not been any material adverse change in the business of the Company, other than changes relating to the worldwide economy in general or the Company’s industry in general and not specifically relating to the Company, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation.

Section 3.09 of the Disclosure Schedule sets forth all private or governmental litigation, suit, claim, action or proceeding (an “Action”) pending or, to the knowledge of the Selling Shareholders, threatened by or against the Company or any property or asset of the Company, or any manager, director or shareholder of the Company (in any such capacities), before any Governmental Authority.

SECTION 3.10 Employees and Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists all employees of the Company and their benefit plans and all incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (including without limitation all employment terms and conditions such as holidays, salary, fringe benefits and other kinds of monetary and non-monetary compensation, seniority, and so forth), whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current employee, officer or director of, or any current consultant to, the Company, and any contracts (including loan agreements), arrangements, or understandings between the Company and any employee of the Company including without limitation any contracts, arrangements or understandings relating in any way to a sale of the Company (collectively, the “Plans”), which grant any such benefit in excess of the legal benefits granted as per Argentine law. Except for those compulsory under applicable law, the Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan.

(b) Except for those compulsory under applicable law, there is no Company severance plan (“Severance Plan”).

(c) Each Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws, including any applicable Tax Law. The Company has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. Except as set forth in Section 3.11 of the disclosure Schedule, no Action is pending or, to the knowledge of the Selling Shareholders, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Selling Shareholders, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Selling Shareholders, no fact or event exists which could give rise to any such challenge or disallowance.

(e) All employees of the Company whose employment with the Company started on or after May 2009 have executed the form of confidentiality agreement set forth in Section 3.11 of the Disclosure Schedule.

(f) No benefit payable or that may become payable by the Company pursuant to any agreement or arrangement or as a result of, in connection with or arising under this Agreement shall constitute a “parachute payment” or similar payment that is subject to the imposition of an excise tax under applicable Tax Law or that would not be deductible by reason of any provision of applicable Tax Law. Except for the Employment Agreements and unless otherwise indicated in Section 3.16 of the Disclosure Schedule, the Company is not a party to any: (i) contract, agreement or arrangement with any person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Share Purchase or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) benefit plan or arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Share Purchase or any of the other transactions contemplated by this Agreement, or any event subsequent to the Share Purchase such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. To the knowledge of the Selling Shareholders, the Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer.

SECTION 3.11 Labor and Employment Matters.

(a) Section 3.11of the Disclosure Schedule sets forth the controversies pending or, to the knowledge of the Selling Shareholders, threatened between the Company and any of their respective employees or any labor claim pending in which the Company is involved as employer or jointly liable with the employer and/or with respect to the collective bargaining agreement or other labor union contract applicable to persons employed by the Company.

(b) Except as set forth in Section 3.11 of the Disclosure Schedule the Company is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining, subcontractors and outsourcers, and the payment and withholding of taxes and other sums as required by the appropriate Union and Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Union or Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing and the Company has paid in full to all employees or adequately accrued for in accordance with generally accepted accounting principles and standards in Argentina consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Selling Shareholders, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company. The Company is not subject to any investigation by any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the knowledge of the Selling Shareholders threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or to the knowledge of the Selling Shareholders threatened before any Governmental Authority in any jurisdiction in which the Company has employed, employs or has been alleged to employ any person. The Company does not have any liability under labor or social security laws as a transferee or successor, and has not been (and, to the knowledge of the Selling Shareholders, there is no reason to believe that it will be) considered jointly liable for labor or social security liabilities corresponding to employees of third parties.

(c) To the knowledge of the Selling Shareholders no employee or consultant of the Company is in material violation of (i) any contract or agreement or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others.

(d) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by applicable Law requiring specified notice to affected employees or service providers in connection with such events.

(e) Section 3.11of the Disclosure Schedule lists as of the Agreement Date each employee of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(f) Section 3.11 of the Disclosure Schedule lists as of the Agreement Date each employee of the Company who is granted with a special protection because of Union Activity, Pregnancy, marriage, or by any other reason, and indicates the starting and ending dates of their special protection.

SECTION 3.12 Real and Personal Property; Title to Assets.

(a) Section 3.12 of the Disclosure Schedule lists all real and material personal property and interests therein owned by the Company (with all easements and other rights appurtenant to such property, the “owned Property”) and the agreements, documents or other instruments by which the Company acquired ownership of real estate property, including any mortgage, deed of trust or similar security instrument relating to any parcel of real property or interest therein, any real estate appraisals or site assessments of such owned Property if available, and any owner’s or lender’s title insurance policy in respect of such real estate property (collectively, the “owned Property Documents”). True, correct and complete copies of all owned Property Documents have been made available to Natus. No Selling Shareholder or affiliate of the same is a lessor of any parcel of owned Property or any portion thereof or interest therein.

(b) Section 3.12(b) of the Disclosure Schedule lists all real and material personal property and interests therein currently leased or subleased by the Company, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Natus. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Selling Shareholders’ knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises. No affiliate of the Company or any Selling Shareholder is a lessor of any parcel of leased property or any portion thereof or interest therein, except as set forth in Section 3.12(b) of the Disclosure Schedule.

(c) To the knowledge of the Selling Shareholders, there are no contractual or legal restrictions that preclude or restrict the ability to use any real and personal property owned or leased by the Company as presently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon owned or leased by the Company.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its real properties and its personal property and assets, tangible or intangible, reflected on the Company Balance Sheet, used or held for use in its business, free and clear of any Liens, except for (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, all of which are referred to in the notes to the Company Balance Sheet, (ii) Liens that secure obligations that are reflected as liabilities on the Company Balance Sheet or Liens the existence of which is referred to in the notes to the Company Balance Sheet, (iii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued used and operation of the assets to which they relate in the conduct of the business of the Company as presently conducted, (iv) leases, subleases and similar agreements set forth in Section 3.16 of the Disclosure Schedule, and (v) zoning, building and other similar restrictions.

(e) The Company has the public, pacific and uninterrupted possession of all of its material assets.

SECTION 3.13 Intellectual Property.

(a) Section 3.13 of the Disclosure Schedule sets forth a true and complete list of all material owned Intellectual Property and licensed Intellectual Property used, filed by or licensed to the Company, other than unregistered designs and copyrights that, individually and in the aggregate, are not material to the conduct of the business of the Company as presently conducted. All the owned Intellectual Property of the Company which is registered is constituted by the trademarks “Medix” (in Argentina and Turkey only), “Medix I.C.S.A.” (in Argentina only) and “Servocuna” (in Argentina only), under the classess and pursuant to the registration information indicated in Section 3.13 of the Disclosure Schedule. The filing for the registration of the trademarks “Medix”, “Medix I.C.S.A.” and “Servocuna” are the sole proceedings or actions before any Governmental Authority related to any of the owned Intellectual Property or licensed Intellectual Property. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no opposition proceedings and proceedings against those three trademarks, or related to the Internet domain name www.medix.com.ar.

(b) To the knowledge of the Selling Shareholders, the conduct of the business of the Company as currently conducted, including the use of the owned Intellectual Property, the licensed Intellectual Property, and Company IT Systems in connection therewith, does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party. To the knowledge of the Selling Shareholders, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the owned Intellectual Property or licensed Intellectual Property of the Company.

(c) The Company owns and has good and exclusive title to each item of owned Intellectual Property, free and clear of any liens and encumbrances out of the ordinary course of business of the Company as presently conducted. The Company has the valid right to use the owned Intellectual Property, licensed Intellectual Property, and access and use the Company IT Systems, in the continued operation of its business as presently conducted.

(d) No owned Intellectual Property or, to the knowledge of the Selling Shareholders, no licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. The owned Intellectual Property and the licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) The owned Intellectual Property and the licensed Intellectual Property include all of the Intellectual Property currently used in the operation of the business of the Company, and there are no other items of Intellectual Property that are material to the operation of the business of the Company as currently conducted. The Company IT Systems include all of the IT Systems currently used in the operation of the business of the Company (other than Shrink Wrap Software), and there are no other IT Systems that are material to the operation of the business of the Company as currently conducted.

(f) To the knowledge of the Selling Shareholders, (i) each License is valid and enforceable, is binding on all parties thereto, and is in full force and effect; (ii) no party to any License is in material breach thereof or default thereunder; and (iii) neither the execution of this Agreement nor the consummation of the Share Purchase shall (x) adversely affect any of the rights of the Company with respect to the owned Intellectual Property or licensed Intellectual Property, or (y) impair or interrupt the Company’s access and use of, or their right to access and use, the Company IT Systems or, to the extent applicable, their customers’ access and use of, or their right to access and use, the Company IT Systems.

(g) The Company has taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets of the Company and other confidential or non-public information included in the owned Intellectual Property or licensed Intellectual Property.

(h) To the knowledge of the Selling Shareholders, the Company IT Systems are free of all viruses, worms, and other known contaminants, and do not contain any errors or problems, that would (i) materially disrupt the ordinary operation of such IT Systems in the conduct of the business of the Company as presently conducted, or (ii) have a material adverse impact on the operation of other Software or operating systems. To the knowledge of the Selling Shareholders, the Company IT Systems do not incorporate or use any software or other material that is distributed as “free software,” “open source software” or under a similar license or distribution terms. . The access and use of the Company IT Systems by the Company and, to the knowledge of the Selling Shareholders, any customer thereof (to the extent applicable) in connection with the operation of the business of the Company as currently conducted do not violate any applicable Laws in any material respect.

(i) Upon the consummation of the Share Purchase, the owned Intellectual Property of the Company, the licensed Intellectual Property of the Company and the other assets and intellectual property rights of the Company will be maintained and owned by it and will provide Natus with all Intellectual Property and IT Systems sufficient to conduct the business and operations of the Company as currently conducted.

(f) To the knowledge of the Selling Shareholders, all owned Intellectual Property, licensed Intellectual Property, and Company IT Systems, as applicable, have been duly registered, maintained and renewed where such registration, maintenance and renewal is necessary for the conduct of the business of the Company as presently conducted.

SECTION 3.14 Taxes.

Except as set forth in Section 3.14 of the Disclosure Schedule, this Agreement, the Company Financial Statements and the Company’s books and records that have been made available to Natus:

(a) The Company has timely filed all material Tax Returns required to be filed by applicable tax Law. All such Tax Returns are true, complete and correct in all material respects. The Company has paid when due all material Taxes due and payable as of the Closing Date. The Company has made available to Natus correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and filed or received since January 1, 2006.

(b) Section 3.14 of the Disclosure Schedule sets forth the adjustments actually conducted by Taxing agencies on the Company’s Tax Returns for the past year.

(c) Except as provided in Section 3.14 of the Disclosure Schedule no deficiencies for any Tax had been claimed, proposed or assessed against the Company that have been not settled and/or paid as of the Closing Date.

(d) Except as provided in Section of the Disclosure Schedule, the Company is not being audited by any Taxing agency or Governamental Authority in relation to Taxes as of the Closing Date.

(e) To the knowledge of the Selling Shareholders, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) All the Company intercompany transactions with any affiliate have been properly documented with written intercompany agreements, and the intercompany royalties/interests/fees payable thereunder have been determined by applicable transfer pricing methodologies and supported by transfer pricing documentation.

(g) There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Tax Return which has not been filed, and the Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Tax authority. The Company is not a party to, and does not owe any amount under, any Tax-sharing or allocation agreement.

(h) The Company has withheld and paid (and until the Closing Date will withhold and pay) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, resident or not, and have timely filed all withholding Tax Returns. The Company does not have any liability for the Tax of any Person as a transferee or successor, by contract or otherwise.

(i) The Company has in its possession official receipts for any Taxes paid by it to any Tax Governmental Authorities for which receipts are ordinarily provided.

(j) The Company has not been and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Transaction; (ii) installment sale or open transaction disposition made on or prior to the Transaction; or (iii) prepaid amount received on or prior to the Transaction.

(k) There is no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable.

(l) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company.

(m) The Company has made available to Natus all documentation relating to any applicable Tax holidays or incentives.

(n) No equalization tax is applicable or pending to be paid for any amounts that were paid to the Selling Shareholders or has to be paid as a result of capitalizing the profits indicated in Section 3.03.

SECTION 3.15 Environmental Matters.

Except as described in Section 3.15 of the Disclosure Schedule, to the knowledge of the Selling Shareholders: (a) the Company has not received any written communication from a Governmental Authority that alleges that the Company is not in compliance with, or is subject to liability under, any Environmental Law, and there is no reason to believe that any such communication will be received in the future; (b) to the knowledge of the Selling Shareholders, none of the real properties (including associated soils and surface and ground waters and building materials) currently or formerly owned, leased, used, occupied or operated by the Company are contaminated; (c) the Company has not disposed Hazardous Substances against the applicable regulations; (d) the Company has all permits, licenses and other authorizations required for the Company to conduct its business in all material respects under any Environmental Law (“Environmental Permits”) as presently conducted; (e) the Company is in compliance with its Environmental Permits and applicable environmental laws, and (f) the Company has not contaminated or otherwise generated environmental damage, or acted or ceased to act in a way that may render it liable under applicable environmental regulations.

SECTION 3.16 Material Contracts.

(a) Subsections (i) through (xv) of Section 3.16 of the Disclosure Schedule lists the following types of written contracts and agreements currently in force to which the Company is a party, other than purchase orders in general and contracts and agreements which are not material to the Company and its business as presently conducted:

(i) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than U.S. $100,000, in the aggregate, over the term of such contract or agreement;

(ii) all contracts and agreements evidencing indebtedness in excess of U.S. $100,000;

(iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent and term sheets relating to any such pending transactions);

(iv) all agreements relating to issuances of securities of the Company (and all letters of intent and term sheets relating to any such pending transactions);

(v) all agreements between the Company, on the one hand, and any Selling Shareholder, any affiliate, any officer or director of the Company and any family member of any Selling Shareholder or any officer or director of the Company, on the other hand;

(vi) all exclusive distribution contracts to which the Company is a party;

(vii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party and any other contract that compensates any person based on any sales by the Company;

(viii) all management contracts (excluding contracts for employment, which are to be listed on Section 3.10 of the Disclosure Schedule) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company to which the Company is a party;

(ix) all contracts and agreements with any Governmental Authority to which the Company is a party;

(x) all licenses;

(xi) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its respective businesses;

(xiii) all agreements related to professional services rendered to the Company in connection with the Transaction and this Agreement;

(xiv) each warranty, guaranty or other similar undertaking with respect to any contractual performance extended by the Company;

(xv) all contracts containing a provision of the type commonly referred to as a “most favored nation” provision; and

(xvi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, taken as a whole.

(b) To the knowledge of the Selling Shareholders: (i) each Material Contract is a legal, valid and binding agreement; (ii) the Company has not received any claim of material default under or cancellation of any Material Contract and the Company is not, in any material respect, in breach or violation of, or default under, any Material Contract; (iii) to the knowledge of the Selling Shareholders no other party is, in any material respect, in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of the Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company under any Material Contract. The Company has made available to Natus true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.17 Customers and Suppliers.

Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company (based on the revenue from such customer during the 12-month period ended October 31, 2009 and the 9-month period ended July 31, 2010). Schedule 3.17(b) of the Disclosure Schedule sets forth a true and complete list of the top ten suppliers of the Company (based on amounts paid or payable by the Company to such supplier during the 12-month period ended October 31, 2009 and the 9-month period ended July 31, 2010). As of the date of this Agreement, none of the customers listed in Section 3.17(a) of the Disclosure Schedule and none of the suppliers listed in Section 3.17(b) of the Disclosure Schedule, (i) has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or (ii)has notified in writing to the Company its intention to cancel or otherwise terminate its relationship with the Company or to reduce substantially its purchase from or sale to the Company of any products, equipment, goods or services.

SECTION 3.18 Inventory.

Except as set forth in Section 3.18 of the Disclosure Schedule, the inventory of the Company is generally of a quality and quantity usable and saleable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Company Balance Sheet and in the books and records of the Company in accordance with GAAP consistently applied with past practices of the Company.

SECTION 3.19 Company Products and Services.

(a) During the past year, the Company has not received any written customer material complaint concerning its products and services, nor have it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Section 3.19 of the Disclosure Schedule lists all Company Products by name and version number. “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company. Each Company Product has been in conformity in all material respects with all applicable contractual commitments, any applicable Law and all express and implied warranties, and the Company has no material liabilities or obligations for replacement or repair thereof or other damages in connection therewith. The Company has not been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any Company Product. The Company has not been notified of any material liabilities or obligations arising out of any injury to persons or property as a result of the ownership, possession or use of any Company Product.

(c) Since January 1, 2005 there have been no (i) recalls related to any product manufactured sold, leased or delivered by the Company, or (ii) withdrawals of any product manufactured sold, leased or delivered by the Company due to quality or safety issues.

SECTION 3.20 Insurance.

The Company maintains the policies of insurance set forth in Section 3.20 of the Disclosure Schedule. To the knowledge of the Selling Shareholders, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid (other than retroactive or retrospective premium adjustments still not in place/not enforceable), and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Selling Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds, except for premium increase suffered by the market in general.

SECTION 3.21 Certain Business Practices.

Neither the Company nor, to the Selling Shareholders’ knowledge, any directors or officers, employees of the Company, or agents of the Company, including without limitation any distributors or other persons engaged by the Company for the purpose of marketing or selling or assisting in the marketing or selling of any products, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any payment to any government official of any country for the purpose of obtaining or retaining business or gaining any other advantage, it being understood that for this purpose that the term “payment” is construed broadly to include any actual payment or promise to pay money or the giving or promising to give anything of value, including without limitation such actions as making or promising to make charitable contributions or donations, employing or agreeing to employ a specified person or persons, providing the use of facilities or services or paying for or reimbursing a person for the use of commercial or recreational facilities or services ; or (iv) made any payment in the nature of criminal bribery. The Company has advised its directors, officers and employees of the prohibition of the practices described in clauses (i) – (iv) above, and reiterates this advice periodically, and undertakes its best efforts to advise its agents of the prohibition of any such practices on behalf of or for the benefit of the Company.

SECTION 3.22 Government Regulation.

(a) Neither the Company nor any of its managers or directors or employees have been notified in writing of, or have received a written notice of being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Healthcare Law.

(b) Neither the Company nor its managers or, to the knowledge of the Selling Shareholders, employees has engaged in any activity that contravenes or constitutes a violation of any Healthcare Law during their employment or association with the Company.

(c) The Company has not: (i) had a material civil monetary penalty assessed against it; or (ii) been convicted for: (A) criminal offenses relating to the delivery of an item or service under any state or federal healthcare program; (B) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; or (C) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in this clause.

(d) Since January 1, 2006, the Company has not been notified in writing of: (i) any United States Food and Drug Administration (“FDA”) Form 483’s relating to any product manufactured, sold, leased or delivered by the Company; (ii) any FDA Notices of Adverse Findings relating to any product manufactured, sold, leased or delivered by the Company; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Authority or the ANMAT or Board of Health concerning any product manufactured, sold, leased or delivered by the Company in which the FDA or such other Governmental Authority or ANMAT or Board of Health asserted that the operations of the Company were not in compliance with applicable Law, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Company.

SECTION 3.23 Brokers.

Except for [REDACTED] (which will be born by the Selling Shareholders), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Company or any Selling Shareholder.

SECTION 3.24 Powers of Attorney.

Schedule 3.24 of the Disclosure Schedule sets forth a list of all the powers of attorney granted by the Company.

SECTION 3.25 Guaranties.

Except as set forth in Section 3.22 of the Disclosure Schedule attached hereto and made a part hereof, the Company is not a guarantor for any liability or obligation (including indebtedness) of any third party.

SECTION 3.26 Bank Accounts; Safe Deposit Boxes.

Except as set forth in Section 3.07 of the Disclosure Schedule (identifying numbers or symbols thereof, and the name of each person authorized to draw thereon or to have access thereto) there are no bank accounts with any bank, trust company, securities broker or other financial institution with which the Company has any account nor any safe deposit boxes maintained by the Company.

SECTION 3.27 Representations Complete.

None of the representations or warranties made by the Selling Shareholders herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by any of the Selling Shareholders or the Shareholders’ Agent on their behalf pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NATUS

As an inducement to the Selling Shareholders to enter into this Agreement, Natus hereby represents and warrants to the Selling Shareholders that:

SECTION 4.01 Corporate Organization.

Natus is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction.

SECTION 4.02 Authority Relative to This Agreement.

Natus has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement by Natus and the consummation by Natus of the Transaction have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Natus and constitutes the legal, valid and binding obligation of Natus enforceable against Natus in accordance with its terms.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Natus does not, and the performance of this Agreement by Natus will not, and the consummation of the Transaction by Natus will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Natus, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Natus or by which any property or asset of Natus is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Natus pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Natus is a party or by which Natus or any property or asset of Natus is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction.

(b) The execution and delivery of this Agreement by Natus does not, and the performance of this Agreement by Natus will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Share Purchase. For the purposes of Article 8 of Law 25,156, Natus hereby declares that Natus’ group turnover in Argentina for its fiscal year ended on October 31, 2009 was US$ 17,642, furthermore, Natus hereby declares that Natus’ group has no assets or participation interests in Argentina as per Article 10(c) of Law 25,156.

SECTION 4.04 Financing.

Natus has sufficient cash available to consummate the Transaction, including to pay any amounts on account of Purchase Price due hereunder.

SECTION 4.05 Investment Intent.

Natus is an “accredited investor” as such term is defined in Rule 501 promulgated by the Securities and Exchange Commission as part of Regulation D. Natus will acquire the Shares hereunder for its own investment intent, with no view to the distribution of such Shares, except to any Natus affiliate company.

SECTION 4.06 No Additional Representations.

Natus acknowledges that it and its representatives have had access to the Company’s management for discussion. Natus acknowledges that (i) none of Selling Shareholders, the Company or any other person has made any representation or warranty, expressed or implied, as to the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Natus and its representatives, except as expressly set forth in this Agreement, any ancillary agreements or the Schedules, (ii) Natus has not relied on any representation or warranty from the Selling Shareholders or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the ancillary agreements and the Schedules.

ARTICLE V

NONCOMPETITION

SECTION 5.01 Defined Terms. As used in this Article V, the term “engage in” means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier; the term “Prohibited Person” means (a) each Selling Shareholder and (b) each affiliate of each Selling Shareholder; and the term “Business” means the business of developing, manufacturing, marketing and selling neonatal medical devices, and the business of acting as a distributor of neonatal medical devices developed or manufactured by third parties, except as provided in the last sentence of Section 5.02.

SECTION 5.02 Prohibited Activities. Each Selling Shareholder undertakes to Natus that the Prohibited Persons will not:

(a) engage in a business activity that is in competition with the Business or any material part of the Business;

(b) solicit, canvass, approach or accept an approach from a Person who was at any time during the twelve months ending on the Closing a customer of the Company with a view to obtaining their customers in a business that is in competition with the Business;

(c) interfere with the relationship between the Company or the Business and its customers, employees or suppliers; and

(d) induce or help to induce an employee of the Company to leave their employment.

Notwithstanding the foregoing, and as only exemption to the non-compete obligation, the Selling Shareholders shall be entitled to engage through MASA in the sale of neonatal medical devices to purchasers in Venezuela who acquire such devices for their own use or for further sale or distribution exclusively within Venezuela. This exemption will only be valid for as long as one or more of the Selling Shareholders owns a majority of the outstanding voting equity securities of MASA, all in the terms of the model of distribution agreement attached hereto as Exhibit 2.03(VII).

SECTION 5.03 Duration of Prohibition. The undertakings in Section 5.02(a), (b), (c) and (d) shall begin on the Closing Date and end of the third (3rd) anniversary of the Closing Date.

SECTION 5.04 Geographic Application of Prohibition. The undertakings in Section 5.02(a), (b), (c) and (d) apply if the activity prohibited by Section 5.02 occurs anywhere on earth.

SECTION 5.05 Interpretation. Sections 5.02, 5.03 and 5.04 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in Section 5.02, with each period in Section 5.03, and combing each of those combinations with each area in Section 5.04. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of Sections 5.02, 5.03 and 5.04.

ARTICLE VI

COVENANTS

SECTION 6.01 Access to Information

No investigation by Natus of the Company or the Selling Shareholders, or by the Selling Shareholders of Natus and its subsidiaries, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.02 Further Action; Reasonable Best Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company as are necessary for the consummation of the Transaction. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.03 Confidentiality. Public Announcements.

(a) This Agreement and the information exchanged between the parties hereto by reason of the Transaction hereby shall be confidential and shall therefore not be disclosed to any person until the fifth anniversary of this Agreement, unless there exists the obligation to disclose said information under the Law or upon request of a competent judicial or administrative authority, in which case the party required to disclose information shall notify in writing to the other party of the disclosure made, provided that such disclosure shall not include the names of the Selling Shareholders or any member of the [REDACTED] familiy. The name of the Selling Shareholders or any member of the [REDACTED] family may only be disclosed in cases where such names are expressly requested by a competent Governmental Autority and expressly and undoubtfully required by Law.

(b) Natus and the Company shall be allowed to disclose the name of [REDACTED] in connection with his capacity as general manager (gerente general) of the Company (or in connection with other position that [REDACTED] may occupy in the Company in the future), provided that such disclosure is reasonably discreet and makes no reference to [REDACTED] in his capacity as ex shareholder of the Company.

(c) Natus and Selling Shareholder shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction and shall not issue any such press release or make any such public statement prior to such consultation and shall not include the name of any of the parties, the name of the Company, and Purchase Price, except as may be required by Law or the rules or regulations of any United States securities exchange. The parties shall agree upon the form of a joint press release announcing the execution of this Agreement.

SECTION 6.04 Tax Matters.

(a) Tax Periods Ending on or before Closing Date. Natus shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. To the extent permitted by applicable law, Selling

Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the records or schedules furnished by the Company to such Selling Shareholder for such periods.

(b) Certain Taxes. All stamp Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by both parties by halves when due. To that effect, Natus shall remit the necessary funds to the Selling Shareholders, who will file or caused to be filed all necessary Tax Returns and other documentation with respect to all such stamp Taxes and shall provide Natus written evidence of such payment within 10 days from the date of this Agreement.

SECTION 6.05 Expenses. Whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Transaction Expenses) shall be paid by the party incurring such expense, whether directly or, in the case of the Selling Shareholders only (and provided the Transaction has been consummated), indirectly through the Company as reflected in the adjustment of the Purchase Price as per Section 2.02.

SECTION 6.06 Guaranty with Banco de la Pampa. Immediately after Closing and in any event no later than 60 days as from the Closing Date, Natus shall replace the guaranty (the “Guaranty”) granted by the Selling Shareholders to Banco de la Pampa S.E.M. as security for the loans granted by Banco de la Pampa S.E.M. to the Company as set forth in Section 3.16(ii) of the Disclosure Schedule, and have the Selling Shareholders released to the maximum extent available by law from any obligations guaranteed under the Guaranty. Natus shall hold harmless and indemnify the Selling Shareholders from any and all damages, costs and expenses (including reasonable attorney’s fees) suffered by the Selling Shareholders due to the Guaranty, including due to any failure or delay in the replacement thereof by Natus. If the Guaranty is not timely replaced, Natus shall pay as penalty until the effective replacement thereof, a monthly guaranty fee to the Selling Shareholders equal to 1% of the amount guaranteed under the Guaranty.

SECTION 6.07 Dividends and Director Fees. Natus acknowledges and agrees that, as of the Agreement Date and after Closing, the Company owes and will owe to the Selling Shareholders and its directors the following dividends and directors’ fees (the “Dividends and Director Fees”): (i) P$ 600,000 to the Selling Shareholders on account of dividends corresponding to the fiscal year ended on October 31, 2008; (ii) P$ 1,200,000 to the Selling Shareholders on account of dividends corresponding to the fiscal year ended on October 31, 2009; and (iii) P$ 1,315,706.36 to the Company’s directors on account of directors’ fees for the fiscal year ended on October 31, 2009, pursuant to the following breakdown: [REDACTED]: P$ 278,934.01; [REDACTED]: P$ 376,541.17; [REDACTED]: P$ 363,607.40; and [REDACTED]: P$ 296,623.78. Natus covenants and agrees to cause the Company to fully pay the Dividends and Director Fees to the Selling Shareholders and the Company’s directors indicated above not later than June 30, 2011, plus the Default Interest in case of late payment. Section 6.07 of the Disclosure Schedule details all moneys distributed by the Company to the Selling Shareholders, either as distributions, dividends, payments or otherwise, since January 1, 2010.

SECTION 6.08 Credit against the Ministerio de Salud. With respect to the Company’s P$ 1,520,405.72 (plus interest) credit (the “Contingent Credit”) claimed against the Ministerio de Salud de la Provincia de Buenos Aires, as detailed in Section 3.09 of the Disclosure Schedule, the parties agree that any amounts collected by the Company on account of such Contingent Credit shall adjust the Purchase Price and, therefore, immediately upon receipt by the Company of any amounts on account of Contingent Credit (and in any event within ten (10) Business Days thereafter), Natus shall pay to the Selling Shareholders on account of Purchase Price an amount equal to such amount collected by the Company on account of Contingent Credit less any taxes and expenses incurred by the Company in collecting, or paying to the Selling Shareholders, such Contingent Credit (including reasonable attorney’s fees). Any payments to the Selling Shareholders under this paragraph shall be paid proportionally to their pro rata share as indicated in Schedule I – Part B and be wire transfer of same day available funds to the bank accounts indicated in writing by the Selling Shareholders reasonably in advance.

SECTION 6.09 Execution of the MASA Distribution Agreement. The parties shall cause the execution of the MASA Distribution Agreement by the parites thereto, in the form of Exhibit 2.03(VI), as promptly as possible.

ARTICLE VII

[HAS BEEN INTENTIONALLY OMITTED]]

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

SECTION 8.01 Survival. If the Transaction is consummated, the representations and warranties of Selling Shareholders contained in this Agreement shall survive the Closing Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the one-year anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.03, 3.04, 3.14 (with respect to representations and warranties in Section 3.14 pertaining to matters of Argentinean income Taxes only), 3.15 and 3.21 shall, only with respect to Third-Party Claims, survive the Closing Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the fifth anniversary of the Closing Date; provided further, that no right to indemnification pursuant to this Article VIII in respect of any claim subject to indemnification as per Section 8.02 that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty. If the Transaction is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing Date, except to the extent such covenants provide that they are to be performed after the Closing Date; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

SECTION 8.02 Agreement to Indemnify. If the Transaction is consummated, from and after the Closing, each of the Selling Shareholders, severally and proportionally to their pro rata share as indicated in Schedule I – Part B, shall indemnify and hold harmless Natus, and its officers, directors, agents, representatives, shareholders, employees, and affiliates (each a “Natus Indemnified Person” and collectively the “Natus Indemnified Persons”) from and against any and all losses, reductions in value, costs, damages, liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs), actually incurred and, as applicable, paid by the Natus Indemnified Persons, calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) (hereinafter collectively referred to as “Damages”), arising out of, resulting from or in connection with: (a) any failure of any representation or warranty of the Selling Shareholders made in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates); (b) any breach of or default in connection with any of the covenants or agreements made by the Selling Shareholders in this Agreement.

SECTION 8.03 Limitations.

(a) If the Transaction is consummated, recovery from the Escrow Cash shall be the sole and exclusive remedy under this Agreement for the matters listed in Section 8.02 (a), except in the case of Damages resulting from Third Party Claims in connection with any failure of any of the representations and warranties contained in Sections 3.03, 3.04, 3.14 (with respect to representations and warranties in Section 3.14 pertaining to matters of Argentinean income Taxes only), 3.15 and 3.21 to be true and correct. In the case of Damages resulting from Third Party Claims in connection with any failure of any of the representations and warranties contained in Sections 3.03, 3.04, 3.14 (with respect to representations and warranties in Section 3.14 pertaining to matters of Argentinean income Taxes only), 3.15 and 3.21 to be true and correct, or in the case of Section 8.02 (b), after Natus has exhausted all amounts of Escrow Cash (after taking into account all other claims for indemnification from the Escrow Cash made by Natus), the Selling Shareholders shall be liable, severally and proportionally to their pro rata share as indicated in Schedule I – Part B, for the amount of any Damages resulting therefrom; provided, however, that such liability shall be limited to the aggregate amount actually paid to the Selling Shareholders pursuant to Section 2.01.

(b) If the Transaction is consummated, the Natus Indemnified Persons may not receive any Escrow Cash in respect of any claim for indemnification under this Article VIII unless and until: (i) in case of Third-Party Claims, Damages in an aggregate amount greater than U.S. $100,000 have been incurred and, as applicable, paid by Natus Indemnified Persons; or (ii) in case of any other claim other than a Third-Party Claim, Damages in an aggregate amount greater than U.S. $500,000 have been incurred and, as applicable, paid by Natus Indemnified Persons. Whenever Damages greater than the above mentioned thresholds have been incurred and, as applicable, paid, the Natus Indemnified Persons shall be entitled to receive Escrow Cash in indemnification therefore without regard to such thresholds.

SECTION 8.04 Notice of Claim.

As used herein, the term “Claim” means a claim for indemnification of Natus or any other Natus Indemnified Person for Damages under this Article VIII. Natus may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Natus Indemnified Person, and Natus shall give written notice of a Claim executed by an officer of Natus (a “Notice of Claim”) to the Shareholders’ Agent (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after Natus becomes aware of the existence of any potential claim by an Natus Indemnified Person for indemnification from Selling Shareholder under this Article VIII, arising from or relating to:

(a) any matter specified in Section 8.02; or

(b) the assertion, whether orally or in writing, against Natus or any other Natus Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Natus or such other Natus Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.02.

Natus acknowledges and agrees that no direct Claim (i.e., a Claim that does not derive from a Third-Party Claim based on, arising out or relationg to any matter specified in Section 8.02) shall be entitled to indemnification under this Agreement if such Claim is based on, arises out or relates to Damages suffered or allegued to have been suffered by a Natus Indemnified Person derived from the adaptation or reconciliation of the Company’s practices and policies up to Closing (including without limitation business, taxing, employment, accounting and auditing practices and policies), with different policies or practices applied by Natus after Closing, unless and to the extent the Company’s practices and policies up to Closing violate the law or entail a breach by the Selling Shareholders to any of their representations and warranties hereunder.

Except as provided in the following sentence, the period during which claims for indemnification under this Article VIII may be initiated (the “Claims Period”) for indemnification from the Escrow Cash shall commence at the Closing Date and terminate at the one-year anniversary of the Closing Date. Notwithstanding anything contained herein to the contrary, any claims for Damages for indemnification from the Escrow Cash specified in any Notice of Claim delivered to the Shareholders’ Agent prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Natus in giving the Shareholders’Agent a Notice of Claim shall relieve the Shareholders’ Agent from any of its obligations under this Article VIII unless (and then only to the extent that) Selling Shareholders are materially prejudiced thereby.

SECTION 8.05 Defense of Third-Party Claims.

(a) Natus, at its option and at any time, determine and conduct the defense or settlement of any Third-Party Claim. Natus’ counsel with respect to any such Third-Party Claim shall be elected by the Shareholders’ Agent (in reasonable time so as not to affect the defense of the claim) among the following Argentine law firms: (i) Marval O’Farrell & Mairal; (ii) Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz(H); (iii) Bruchou, Fernández Madero & Lombardi; (iv) Estudio Alegria, Buey Fernández, Fissore y Montemerlo; or (v) Brons & Salas, provided that the elected law firm, prior to being confirmed as suitable to defend the Third-Party Claim, shall have to deliver to Natus a written statement confirming that it has no conflict of interest to participate in that Third-Party Claim as counsel of Natus, and to be elected to do so by the Selling Shareholders through the Sharheolders Agent (since that statement shall mention the names of the Selling Shareholders, it will be kept confidential both by Natus and by the law firm).

If Natus is entitled to indemnification under this Article VIII, the reasonable costs and expenses reasonably incurred by Natus in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs (other than judicial fees of its counsel, professionals and experts determined by the court on top of the reasonable fees agreed to be paid by Natus)) shall be included in the Damages for which Natus may seek indemnification pursuant to this Agreement.

(b) The Shareholders’ Agent shall have the right to receive from Natus copies of all pleadings, notices and communications with respect to the Third-Party Claim, and shall be kept up-to-date with respect to the developments of the Third-Party Claim, to the extent that receipt of such documents and information by the Shareholders’ Agent does not affect any privilege relating to the Natus Indemnified Person. The Shareholders’ Agent may participate in, but not determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim. If the Shareholders’ Agent decides to participate in the defense, the Shareholders’ Agent shall employ separate counsel in any such action or claim and participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of Natus.

(c) No settlement, acquiescence (allanamiento), waiver of defenses or rights or acknowledgement of debt of any such Third-Party Claim with any third party claimant shall be made nor and shall be determinative of the existence of the Selling Shareholders’ obligation to indemnify under this Article VIII, except the Shareholders’ Agent had consented in writing to such settlement, acquiescence (allanamiento), waiver of defenses or rights or acknowledgement of debt, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the

Shareholders’ Agent shall have objected within 30 days after a written request for such consent by Natus. In the event that the Shareholders’ Agent has consented to any such settlement, acquiescence (allanamiento), waiver of defenses or rights or acknowledgement of debt, the Selling Shareholders shall be deemed to have accepted to indemnify the Natus Indemnified Person for such Third-Party Claim, but only to the extent of such consent.

SECTION 8.06 Contents of Notice of Claim. Each Notice of Claim by Natus given pursuant to Section 8.04 shall contain a description, in reasonable detail (to the extent available to Natus), of the facts, circumstances or events giving rise to the Third-Party Claim, including the identity and address of any third-party claimant (to the extent available to Natus) and copies of any formal demand or complaint, the amount of Damages, the basis for such anticipated liability, and the specific representation or warranty made in Article III of this Agreement which was allegedly breached by the Selling Shareholders.

SECTION 8.07 Resolution of Notice of Claim. Within 60 Business Days of the determination of the amount of any claims for Damages (for which Natus is entitled to receive indemnification under this Agreement), the validity and amount of which shall have been the subject of a settlement or a final judicial determination as per Section 8.05, the Selling Shareholders, severally and propotionally to their pro rata share as indicated in Schedule I – Part B, by so instructing in writing to the Escrow Agent, shall pay out of the Escrow Cash such determined amount to Natus by wire transfer to the bank account designated in writing by Natus, which designation shall be provided to the Shareholders’ Agent and the Escrow Agent not less than 10 Business Days prior to such payment.

SECTION 8.08 Release of Remaining Escrow Cash. Notwithstanding anything to the contrary in this Agreement, on the date of the one-year anniversary of the Closing Date, the Escrow Agent shall deliver to the Selling Shareholders (proportionally to their pro-rata share as indicated in Schedule I – Part B and C) all of the remaining Escrow Cash ; provided, however, that if any claims subject to indemnification under this Article VIII are unresolved, unsatisfied or disputed as of such date, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that reasonably equals the amount of Damages being claimed as of such date in all such unresolved, unsatisfied or disputed claims, and immediately upon any such claims are resolved, the Escrow Agent shall deliver to the Shareholders’ Agent the proportional amount of Escrow Cash (if any) not required to satisfy such claims, until all Escrow Cash is entirely released to the Selling Shareholders.

SECTION 8.09 Tax Consequences of Indemnification Payments. All payments (if any) made to Natus pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Purchase Price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

SECTION 8.10 Shareholders’ Agent.

(a) At the Closing, [REDACTED] shall be constituted and appointed as the Shareholders’ Agent. For purposes of this Agreement, the term “Shareholders’ Agent” shall mean the agent for and on behalf of the Selling Shareholders to: (i) execute, as Shareholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Selling Shareholder, to or from Natus relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Selling Shareholder individually and not by the Shareholders’ Agent); (ii) review, negotiate and agree to and authorize Natus to reclaim cash from the Escrow Cash in satisfaction of claims asserted by Natus pursuant to this Article VIII; (iv) review, negotiate and agree on behalf of the Selling Shareholders regarding the Earnout Amounts and the Purchase Price Adjustment pursuant to Sections 2.01 and 2.02; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Selling Shareholder or necessary in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Selling Shareholders; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Selling Shareholders (other than with respect to the payment of the Purchase Price) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Natus and its affiliates (including without limitation, after the Closing Date, the Company) shall rely on the appointment of [REDACTED] as the Shareholders’ Agent and treat such Shareholders’ Agent as the duly appointed attorney-in-fact of each Selling Shareholder having the duties, power and authority provided for in this Section 8.10. The Selling Shareholders shall be bound by all actions taken and documents executed by the Shareholders’ Agent in connection with this Article VIII, and Natus shall rely on any action or decision of the Shareholders’ Agent.

(b) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Agent that is within the scope of the Shareholders’ Agent’s authority under Section 8.10(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Selling Shareholders and shall be final, binding and conclusive upon each such Selling Shareholder; and subject to the foregoing, Natus shall rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Selling Shareholder.

(c) The Selling Shareholders may replace the Shareholders’ Agent at any time by giving written notice to Natus.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

if to Natus:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Telecopier No.: +1(650) 802-0401

Attention: James B. Hawkins

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Telecopier No.: +1(650) 938-5200

Attention: Daniel J. Winnike

if to Shareholders’ Agent:

Lisandro de la Torre 668

B1638ALL Vicente López

Provincia de Buenos Aires, Argentina

with copy to the Selling Shareholders to the addresses indicated below and copy to:

Allende & Brea Abogados

Maipú 1300, 10th floor

(C1006ACT) City of Buenos Aires,

Argentina

Attention: Valeriano Guevara Lynch

if to the Selling Shareholders:

[SHAREHOLDER 1]

[SHAREHOLDER 2]

[SHAREHOLDER 3]

[SHAREHOLDER 4]

with a copy to:

Allende & Brea Abogados

Maipú 1300, 10th floor

(C1006ACT) City of Buenos Aires,

Argentina

Attention: Valeriano Guevara Lynch

SECTION 9.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

SECTION 9.03 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, the Medix I.C.S.A. Sale of Shares Summary Term Sheet entered into by the parties. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Natus may assign all or any of its rights and obligations hereunder to any affiliate of Natus, provided that no such assignment shall relieve Natus of its obligations hereunder. All Annexes, Schedules (including the Disclosure Schedule) and Exhibits to this Agreement shall be considered an integral part of the Agreement.

SECTION 9.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the successors of such parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.06 Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Argentina. Any unresolved disputes between the parties relating to the interpretation, performance or alleged breach of this Agreement, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. If the parties shall decide to decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The arbitration shall be held in Buenos Aires, Argentina, according to the commercial rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each of Natus and the Shareholders’ Agent shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. If one party fails to appoint its arbitrator within such 30 days period, such party’s arbitraitor shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on Natus, the Shareholders’ Agent and the Selling Shareholders. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

SECTION 9.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this paragraph.

SECTION 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09 Counterparts. This Agreement is executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Natus and each of the Selling Shareholders have caused this Agreement to be executed as of the date first written above in five counterparts, save for the exhitibts which are executed in two counterparts.

NATUS MEDICAL INCORPORATED

By
Name:
Title:

SELLING SHAREHOLDERS

By
[SHAREHOLDER 1]

By
[SHAREHOLDER 2]

By
[SHAREHOLDER 3]

By
[SHAREHOLDER 4]

SCHEDULE I

PART A

Selling Shareholders’ respective shareholding in the Company

Selling Shareholder	Number of Shares	Share Percentage
[Shareholder 1]	935,994	83.7%
[Shareholder 2]	70,451	6.3%
[Shareholder 3]	55,914	5%
[Shareholder 4]	55,914	5%

PART B

Selling Shareholders’ respective pro rata share in the Purchase Price

Selling Shareholder	Share in the Purchase Price
[Shareholder 1]	68.7%
[Shareholder 2]	11.3%
[Shareholder 3]	10%(*)
[Shareholder 4]	10%(*)

The Selling Shareholders declare that the pro rata share in the Purchase Price of the minority shareholders [REDACTED] and [REDACTED] is higher than their pro rata shareholding in the Company as a result of the negotiations held with [REDACTED] as majority shareholder of the Company to induce such minority shareholders to agree to this Transaction.

PART C

Bank accounts where the Purchase Price shall be payable

1)

Any portion of the Purchase Price payable to [REDACTED] shall be paid (A) 93.95% to the bank account indicated in writing by [REDACTED] to Natus prior to Closing (or any other bank account indicated in writing to Natus by [REDACTED]), and (B) 6.05% irrevocably to the bank account detailed in paragrpagh 4) below (or any other bank account indicated in writing to Natus by [REDACTED]).

2)

Any portion of the Purchase Price payable to [REDACTED] shall be paid (A) 93.95% to the bank account indicated in writing by [REDACTED] to Natus prior to Closing (or any other bank account indicated in writing to Natus by [REDACTED]), and (B) 6.05% irrevocably to the bank account detailed in paragrpagh 4) below (or any other bank account indicated in writing to Natus by [REDACTED]).

3)

Any portion of the Purchase Price payable to [REDACTED] shall be paid (A) 93.95% to the bank account indicated in writing by [REDACTED] to Natus prior to the Closing (or any other bank account indicated in writing to Natus by [REDACTED]), and (B) 6.05% irrevocably to the bank account detailed in paragraph 4) below (or any other bank account indicated in writing to Natus by [REDACTED]).

4)

Any portion of the Purchase Price payable to [REDACTED] shall be paid (A) 93.95% to the bank account indicated in writing by [REDACTED] to Natus prior to the Closing (or any other bank account indicated in writing to Natus by [REDACTED]), and (B) 6.05% irrevocably to the bank account detailed in paragraph 4) below (or any other U.S. bank account indicated in writing to Natus by [REDACTED]):

5)	The details of the bank account referred in sub-clauses (B) of paragraphs 1) to 3) above are the following:

[REDACTED]